UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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AFC ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT AND NOTICE OF

2004

ANNUAL SHAREHOLDERS MEETING

Six Concourse Parkway, Suite 1700
Atlanta, Georgia 30328

June 25, 2004

To our Shareholders:

It is our pleasure to invite you to attend our 2004 Annual Meeting of Shareholders, which will be held on Monday, July 19, 2004, at The Crowne Plaza Ravinia Hotel in Atlanta, Georgia. The 2004 Annual Meeting will start at 10:00 a.m., local time.

The ballot for the 2004 Annual Meeting, to which this proxy statement relates, includes a company proposal for the election of the full board of directors to serve until the 2005 Annual Meeting and a company proposal to amend our bylaws to remove the requirement that AFC have an odd number of directors. If you will need special assistance at the meeting because of a disability, please contact Harold M. Cohen at (770) 353-3302.

Please note that you will need to show that you are a shareholder of AFC Enterprises, Inc. to attend the 2004 Annual Meeting. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring that card with you to the meeting, together with valid picture identifications. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. You will be able to attend the meeting only if you have either an admission card or proof that you own AFC stock.

If your shares are held in the name of your broker or another nominee, you may have the option to receive future shareholder communications, including our annual reports and proxy statements, electronically through the Internet. If this option is available for your shares, you can sign up by following the simple instructions contained in this mailing. Receiving future annual reports and proxy statements through the Internet will be simpler and faster for you, will help us control costs and is friendlier to the environment. If you have a computer with Internet access and this option is available to you, we hope you will follow the instructions and sign up.

Whether or not you plan to attend our annual meeting, you can make certain that your shares are represented at the meeting by promptly completing, signing and returning the enclosed proxy card.

Thank you for your support.

Sincerely,

Frank J. Belatti

Chairman of the Board of Directors
and Chief Executive Officer

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m. on Monday, July 19, 2004

Place:	The Crowne Plaza Ravinia Hotel in Atlanta, Georgia

Items of Business:	(1) To elect the full board of directors.
(2) To amend our bylaws to remove the requirement that AFC have an odd number of directors.
(3) To transact other business properly coming before the meeting or any adjournment thereof.

Who Can Vote:	You can vote if you were a shareholder of record of our common stock, par value $.01 per share, on June 15, 2004.

Annual Report:	A copy of our 2003 Annual Report on Form 10-K/A is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about June 25, 2004.

By Order of the Board of Directors

Allan J. Tanenbaum, Corporate Secretary

ABOUT THE MEETING

What am I voting on?

You will be voting on the following:

•	To elect the full board of directors;
•	To amend our bylaws to remove the requirement that AFC have an odd number of directors; and
•	To transact such other business as may properly come before the meeting or any adjournment thereof.

No cumulative rights are authorized and dissenter’s rights are not applicable to the matters being voted upon.

Who is entitled to vote?

You may vote if you owned our common stock, par value $.01 per share, as of the close of business on June 15, 2004, the record date. Each share of common stock is entitled to one vote. As of June 15, 2004, we had 28,103,918 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

Whether or not you plan to attend the annual meeting, you can arrange for your shares to be voted at the meeting by completing, signing and returning the enclosed proxy card. If your shares are held in the name of your broker or another nominee, you may be able to grant a proxy to vote via the Internet or telephone. Please see the enclosed materials for additional details.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card.

Can I change my vote after I return my proxy card?

You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) providing a written notice to Allan J. Tanenbaum, Corporate Secretary, revoking your proxy or (3) voting in person at the meeting.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted “For” the election of the director nominees named on pages 4 and 5 of this proxy statement and “For” the proposal to amend our bylaws to remove the requirement that AFC have an odd number of directors.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, other nominees and/or our transfer agent. Please vote all of these shares. We recommend that you contact the record holder of your shares and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is SunTrust Banks, Inc., which may be reached at (800) 568-3476.

How can I attend the meeting?

The annual meeting is open to all holders of AFC common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring it with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

ABOUT THE MEETING

May shareholders ask questions at the meeting?

Yes. Representatives of AFC will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone, if permitted to do so. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of June 15, 2004, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting.

How many votes are needed to elect directors?

Each nominee must receive the “For” vote of a majority of the shares represented at the meeting in order to be elected. A proxy card marked “Withhold Authority” for a nominee will have the same effect as a vote against that nominee.

How many votes are needed to act on the proposal to amend our bylaws to remove the requirement that AFC have an odd number of directors?

The proposal to amend the bylaws to remove the requirement that AFC have an odd number of directors must receive the “For” vote of a majority of the shares represented at the meeting in order to be approved. A properly executed proxy card marked “Abstain” with respect to a proposal will not be voted. Accordingly, an abstention will have the effect of a vote “Against” the proposal.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors and the proposal to amend our bylaws to remove the requirement that AFC have an odd number of directors are routine matters.

If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

BOARD OF DIRECTORS INFORMATION

What is the makeup of the board of directors and how often are members elected?

Our board of directors currently has 9 members who are all up for election. Each director stands for election each year.

Are any directors not standing for re-election?

No. Each of the 9 current members of our Board of Directors is standing for re-election.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies voted in favor of the original nominee will be voted for a substitute director nominated by the board of directors.

How are directors compensated?

Victor Arias, Jr., Carolyn Hogan Byrd, R. William Ide, III and Kelvin J. Pennington receive a $15,000 annual retainer, $2,500 per board meeting, $1,000 per committee meeting ($1,500 for the Audit Committee) if a committee meeting is held on any day other than a day on which a board meeting is held and a $5,000 annual retainer ($10,000 for the Audit Committee) for serving as a committee chair. Each of those directors, except for Kelvin J. Pennington, received an initial grant of 5,000 options upon appointment to the board (with these options vesting over three years, conditioned upon continued service as a member of our board). Each of those directors will receive an annual grant of 5,000 options subject to the same terms. Our other non-employee directors who joined the board prior to our initial public offering and our employee directors receive no director compensation. All of our directors are reimbursed for reasonable expenses incurred in attending board meetings.

How often did the board meet in fiscal 2003?

In fiscal 2003, the board of directors met nine times. Each director attended at least 75% of the meetings of the board and of the committees of which he or she was a member in fiscal 2003.

Does AFC have a policy with regard to board members’ attendance at annual meetings?

Our directors are encouraged, but not required, to attend the annual shareholders meeting. All of our 9 directors attended the 2003 annual shareholders meeting.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES

(Item 1 on the proxy card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2005 annual meeting of shareholders and until their successors are elected are:

     Frank J. Belatti, age 56, has served as our Chairman of the Board and Chief Executive Officer since we commenced operations in November 1992, following the reorganization of our predecessor. Mr. Belatti served as our interim Chief Financial Officer from April 28, 2003 until January 2004. From 1990 to 1992, Mr. Belatti was employed as President and Chief Operating Officer of HFS, the franchisor of hotels for Ramada and Howard Johnson. From 1989 to 1990, Mr. Belatti was President and Chief Operating Officer of Arby’s, Inc., and from 1985 to 1989 he served as the Executive Vice President of Marketing at Arby’s. From 1986 to 1990, Mr. Belatti also served as President of Arby’s Franchise Association Service Corporation, which created and developed the marketing programs and new products for the Arby’s system. Mr. Belatti received the 1999 Entrepreneur of the Year Award from the International Franchise Association. Mr. Belatti serves as a member of the board of directors of Radio Shack Corporation and Galyan’s Trading Company, Inc.

     Dick R. Holbrook, age 51, has served as our President and Chief Operating Officer since August 1995. From November 1992 to July 1995, Mr. Holbrook served as our Executive Vice President and Chief Operating Officer. He has been a director since April 1996. Mr. Holbrook served as our interim President of Popeyes Chicken & Biscuits from January 2003 to June 2004. From 1991 to 1992, Mr. Holbrook served as Executive Vice President of Franchise Operations for HFS. From 1972 to 1991, Mr. Holbrook served in various management positions with Arby’s, most recently as Senior Vice President of Franchise Operations. Mr. Holbrook serves on the board of directors of Rare Hospitality International, Inc.

     Victor Arias, Jr., age 47, has served as a director since May 2001. Mr. Arias has been an executive search consultant for Spencer Stuart, an executive search firm, since April 2002. From 1996 until April 2002, Mr. Arias served as Executive Vice President & Regional Managing Director of DHR International, an executive search firm. From 1993 to 1996, Mr. Arias was Executive Vice President and National Marketing Director of Faison-Stone, a real estate development company. From 1984 to 1993, Mr. Arias was Vice President of La Salle Partners, a corporate real estate services company. He currently serves on the board of trustees of Stanford University.

     Carolyn Hogan Byrd, age 55, has served as a director since May 2001. In May 2000, Ms. Byrd founded GlobalTech Financial, LLC, a financial services and consulting company headquartered in Atlanta, Georgia, and currently serves as its chairman and chief executive officer. From November 1997 to October 2000, Ms. Byrd served as president of The Coca-Cola Financial Corporation. From 1977 to 1997, Ms. Byrd served in a variety of domestic and international positions with The Coca-Cola Company. Ms. Byrd currently serves on the board of directors of Rare Hospitality International, Inc., The St. Paul Companies, Inc. and Circuit City Stores, Inc.

     R. William Ide, III, age 64, has served as a director since August 2001. Since January 1, 2003, Mr. Ide has been a partner with McKenna, Long & Aldridge, LLP, a national law firm. From July 2001 to July 2002, Mr. Ide provided legal services and business consulting through the offices of R. William Ide. From 1996 to June 2001, Mr. Ide served as Senior Vice President, Secretary and General Counsel of Monsanto Corporation. From 1993 to 1996, Mr. Ide was a partner with Long, Aldridge & Norman, a multi-city law firm. Mr. Ide served as Counselor to the United States Olympic Committee from 1998 to 2001, was president of the American Bar Association from 1993 to 1994 and currently serves as a Fellow to the

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(Item 1 on the proxy card)

Director’s Institutes of the Conference Board and of the Goizueta Business School at Emory University and a trustee of Clark Atlanta University.

     Kelvin J. Pennington, age 46, has served as a director since May 1996. Since 1990, Mr. Pennington has served as President of Pennington Partners & Co. and since 1992, has also served as a General Partner of PENMAN Asset Management, L.P. From 1982 to 1990, Mr. Pennington worked for Prudential Capital Corporation in various capacities, including Vice President of Corporate Finance.

     John M. Roth, age 45, has served as a director since April 1996. Mr. Roth joined Freeman Spogli & Co. in March 1988 and became a principal in 1993. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth also serves as a member of the board of directors of Advance Auto Parts, Inc., Asbury Automotive Group, Inc. and Galyan’s Trading Company, Inc.

     Ronald P. Spogli, age 56, has served as a director since April 1996. Mr. Spogli is a founding principal of Freeman Spogli & Co., which he founded in 1983. Mr. Spogli also serves as a member of the board of directors of Hudson Respiratory Care, Inc., Regents Bank, Regents Bancshares, Inc. and Galyan’s Trading Company, Inc.

     Peter Starrett, age 56, has served as a director since September 1998. In August 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and currently serves as its President. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide. Previously, he held senior executive positions at both Federated Department Stores and May Department Stores. Mr. Starrett also serves on the boards of directors of Guitar Center, Inc., The Pantry, Inc., Pacific Sunwear, Inc. and Galyan’s Trading Company, Inc.

OUR BOARD OF DIRECTORS

RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF
THESE DIRECTORS

BOARD OF DIRECTORS COMMITTEES

What are the committees of the board?

Our board of directors has the following committees:

NUMBER OF
MEETINGS/
CONSENT
NAME OF COMMITTEE			ACTIONS IN
AND MEMBERS	PRIMARY FUNCTIONS OF THE COMMITTEE		FISCAL 2003

Executive:
Frank J. Belatti, Chair	•	Exercises the authority of the full board between	9
John M. Roth		board meetings
Ronald P. Spogli

Audit:(1)
Carolyn Hogan Byrd,	•	Selection of independent auditors	60
Chair	•	Receives, accepts and reviews the report of
Kelvin J. Pennington		independent auditors
R. William Ide, III	•	Oversight of internal systems of accounting controls and procedures

People Services
(Compensation):(2)
Victor Arias, Jr., Chair	•	Reviews and recommends compensation	8
John M. Roth		of directors and executive officers
Kelvin J. Pennington	•	Makes grants of stock awards to officers and
employees pursuant to stock plans
	•	Administers stock and bonus plans

Corporate Governance and
Nominating:(2)
R. William Ide, III, Chair	•	Reviews and monitors corporate governance	2
John M. Roth		principles and recommends best practices
Peter Starrett	•	Considers, reviews, evaluates and recommends
director-nominees to the board
	•	Establishes minimum qualifications for director-nominees
	•	Reviews director-nominees submitted by shareholders
	•	Develops and facilitates continuing education program for directors
	•	Makes recommendations for strategic plans, including potential mergers and acquisitions and financing alternatives

(1)	AFC has a separately designated Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended. Our board of directors has determined that all of the audit committee members are independent within the meaning of the applicable SEC and Nasdaq National Market rules. Our of board of directors has determined that Mr. Pennington is an audit committee financial expert within the meaning of applicable SEC rules.

(2)	Our board of directors has determined that all members of the People Services (Compensation) Committee and the Corporate Governance and Nominating Committee are independent within the meaning of applicable Nasdaq National Market rules.

PROPOSAL TO AMEND THE BYLAWS TO

REMOVE THE REQUIREMENT THAT AFC
HAVE AN ODD NUMBER OF DIRECTORS
(Item 2 on the proxy card)

What am I voting on?

A proposal to amend Section 3.02 of our bylaws to remove the requirement that AFC have an odd number of directors.

How will the bylaws be amended if the proposal is approved?

If the proposal is approved, Section 3.02 of the bylaws will be amended to read as follows:

SECTION 3.02.     Number, Qualification and Term of Office. The number of directors shall be seven. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors or the shareholders, and there may be an even number of directors; provided, however, that the number of directors shall not be less than five nor more than eleven. Directors need not be shareholders. Each of the directors shall hold office until the regular meeting of shareholders next held after such director’s election and until such director’s successor shall have been elected and shall qualify, or until the earlier death, resignation, removal or disqualification of such director.

Why does the board want to remove the requirement that AFC have an odd number of directors?

Our board of directors believes that prohibiting the board of director’s from setting the number of directors at an even number causes unnecessary difficulties in making decisions about the size and composition of the board. The board of directors has currently set the number of members of the board at 9 by resolution. If the board identifies an individual that it believes would make a positive contribution to the composition, diversity or experience of the board of directors, the board believes it is in the best interest of the shareholders to nominate and elect such an individual, thereby causing the board of directors to have an even number, without the burden of locating another individual to serve on the board of directors in order to satisfy the odd number requirement. Likewise, if a member of the Board of Directors retires or resigns and there is one vacancy on the board of directors, the board of directors believes that the odd number requirement causes an administrative burden by requiring the board of directors to fill the vacancy even if the board of directors believes that is unnecessary to add an additional director. The board of directors believes that the proposal would provide flexibility in the board of director’s ability to nominate qualified, talented individuals, to decide the appropriate size of the board of directors based on the merits of the current directors or proposed additional directors and would reduce unnecessary administrative burdens and costs when locating new board members or filling vacancies.

What action has the board of directors taken?

Our board of directors has unanimously adopted resolutions setting forth the proposed amendment to the bylaws and directing that the proposed amendment be submitted to the shareholders at the annual meeting for approval with the board of directors’ recommendation.

What action will AFC take if this proposal is adopted?

If this proposal is adopted by the shareholders, Section 3.02 of the bylaws will be amended as described above.

OUR BOARD OF DIRECTORS

RECOMMENDS THAT YOU
VOTE FOR THE
ADOPTION OF THIS PROPOSAL

EXECUTIVE COMPENSATION

The following table sets forth the compensation received for services rendered to us by our Chief Executive Officer and the other four most highly compensated executive officers whose salary and bonus exceeded $100,000 for 2003. We refer to these individuals as our named executive officers.

SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	Compensation($)(1)

Frank J. Belatti	2003	574,999	0	0	4,279
Chairman of the Board and	2002	574,999	181,750	120,000	12,240
Chief Executive Officer	2001	574,999	382,812	60,000	18,360

Dick R. Holbrook	2003	424,999	0	0	4,364
President and Chief Operating	2002	424,999	118,750	70,000	4,623
Officer	2001	424,999	285,812	46,666	6,935

Hala Moddelmog	2003	339,999	16,000	0	14,179
President of Church’s Chicken	2002	339,999	81,850	40,000	6,687
	2001	339,999	113,156	30,000	4,285

Allan J. Tanenbaum	2003	320,000	0	0	14,258
Senior Vice President — Legal Affairs,	2002	279,999	69,500	37,500	13,280
General Counsel and Secretary	2001	237,992	138,475	33,333	10,031

Chris Elliot(2)	2003	262,706	0	0	1,332
President of Cinnabon	2002	242,676	16,775	7,000	0

(1)	Includes life insurance premiums that we paid for split dollar life insurance policies for Mr. Belatti in the amount of $12,240 in 2002 and $18,360 in 2001, for Mr. Holbrook in the amount of $4,623 in 2002 and $6,935 in 2001, and for Ms. Moddelmog in the amount of $867 in 2003, $1,735 in 2002 and $1,735 in 2001. Ms. Moddelmog also received $1,952 in each of 2003 and 2002 for reimbursement of a supplemental life insurance policy. Includes insurance premiums we paid for term life insurance policies for Mr. Belatti in the amount of $4,279 in 2003, for Mr. Holbrook in the amount of $4,364 in 2003, for Ms. Moddelmog in the amount of $7,360 in 2003, for Mr. Tanenbaum in the amount of $3,543 in 2003 and $4,066 in each of 2002 and 2001, and for Mr. Elliott in the amount of $1,332 in 2003. Includes matching contributions that we made pursuant to our 401(k) Savings Plan for Ms. Moddelmog in the amount of $4,000 in 2003, $3,000 in 2002 and $2,550 in 2001 and for Mr. Tanenbaum in the amount of $4,000 in 2003, $3,000 in 2002 and $1,776 in 2001. Also includes Deferred Compensation Plan credits for Mr. Tanenbaum in the amount of $6,715 in 2003, $6,214 in 2002 and $4,189 in 2001.

(2)	Mr. Elliot did not become an executive officer until July 19, 2002.

EXECUTIVE COMPENSATION

OPTION GRANTS IN LAST FISCAL YEAR

      We did not grant any stock options during fiscal 2003.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The following table provides summary information concerning exercises of stock options by each of our named executive officers during fiscal 2003 and the shares of common stock represented by outstanding options held by each of our named executive officers as of December 28, 2003. The values of unexercised options at fiscal year-end is based upon $19.85, the fair market value of our common stock at December 26, 2003 (the last trading day of fiscal 2003), less the exercise price per share.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year-End		Fiscal Year-End
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Frank J. Belatti(1)	51,593	$526,604	1,156,138	128,334	$16,124,304	$201,504
Dick R. Holbrook	0	0	523,091	82,500	6,593,676	157,967
Hala Moddelmog	0	0	68,020	49,167	579,304	100,752
Allan J. Tanenbaum	0	0	26,041	44,792	80,830	80,335
Chris Elliot	0	0	15,081	8,584	99,118	17,417

(1)	Mr. Belatti exercised options that would have expired during 2003, but did not sell any of the shares he acquired upon exercise.

EXECUTIVE COMPENSATION

     Filings made by companies with the SEC sometimes “incorporate information by reference.” This means that you are being referred to information that has been previously filed with the SEC and that this information should be considered as part of the filing you are reading. The Report on Executive Compensation and Stock Performance Graph in this proxy statement are not incorporated by reference into any of our other filings with the SEC.

REPORT ON EXECUTIVE COMPENSATION

      The People Services (Compensation) Committee was established by the board of directors in August 2001 to, among other things, establish executive compensation for 2002 and subsequent years. Our board of directors have determined that all members of the People Services (Compensation) Committee are independent within the meaning of applicable Nasdaq National Market rules. The People Services (Compensation) Committee has furnished the following report on executive compensation for 2003. The People Services (Compensation) Committee is currently reviewing AFC’s executive compensation philosophy and policies.

What is the philosophy of executive compensation?

We strive to offer compensation and reward programs designed to support our business mandate of “Creating Equity Through Opportunity.” Our compensation philosophy has four main tenets: (1) desired strategy, (2) desired culture, (3) desired behaviors and (4) desired positioning of pay elements. The tenets are described below:

     Desired Strategy

•	to attract, retain, energize and reward superior talent
•	drive AFC’s short-term performance
•	provide equity and ownership opportunities
•	build long-term enterprise value

     Desired Culture

•	have a shared purpose and goals for all stakeholders through the vision of the “New Age of Opportunity”
•	attain alignment with our core values

     Desired Behaviors

•	performance-oriented mindset
•	energy and motivation
•	accountability
•	respect for and collaboration with corporate partners

     Desired Positioning of Pay Elements

•	base salary positioned at the median for the industry
•	annual incentives targeted to position total cash compensation in the 60-65th percentile for the industry
•	long-term incentives positioned at the median for the industry

We believe it is important for our executives to have ownership incentives in AFC and to operate in an environment that measures rewards against personal and company goals. We believe this philosophy attracts, retains and motivates key executives critical to our long-term success.

What are the components of executive compensation?

Our compensation program for executives consists of three key elements:

•	Annual base salary
•	Annual incentive bonus
•	Long-term incentive compensation

Annual base salaries are targeted at the median level for base salaries in our industry and are adjusted to reflect each executive’s vision, strategic orientation, responsibility level, ethics, global perspective, organizational relationship building skills, service orientation, cross-cultural effectiveness, teamwork, talent development, financial acumen, problem solving and decision making. We review each executive’s base salary annually.

Annual incentive bonuses are based on achievement of several financial and strategic

EXECUTIVE COMPENSATION

objectives. In 2003, we established targeted annual cash-based incentive bonuses for each executive as a percentage of base salary that were based primarily on our achievement of specified earnings targets.

Long-term incentive compensation serves to reward executives with equity and cash compensation for meeting operational and financial objectives over a multi-year period. By rewarding our executives for maximizing shareholder value, our long-term incentive compensation is designed to align our executives’ interests with those of our shareholders. This type of compensation also encourages our key employees to make a long-term commitment to us.

How is our Chief Executive Officer compensated?

In determining Mr. Belatti’s compensation for 2003, the People Services (Compensation) Committee, with the aid of outside compensation consultants, conducted an external market assessment of competitive levels of compensation for CEO’s managing companies of similar size, complexity and performance level and at other companies within AFC’s industry.

Mr. Belatti received a base salary of $574,999 in 2003, which is the same base salary he received in 2002 and 2001. He did not receive an annual incentive cash bonus in 2003 due to AFC’s failure to achieve certain earnings targets with respect to each quarter of 2003. We did not grant any stock options in 2003.

How are the limitations on the deductibility of compensation handled?

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee. The $1 million limitation generally does not apply to compensation based on performance goals if certain requirements are met. We believe that our executive officer compensation plans each satisfy the requirements of Section 162(m). The People Services (Compensation) Committee, as much as possible, uses and intends to use performance-based compensation, which should minimize the effect of these tax deduction limits. However, we believe that we must attract, retain and reward the executive talent necessary to maximize shareholder value and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

Who prepared this report?

This report has been furnished by the following members of our People Services (Compensation) Committee:

           Victor Arias, Jr., Chair

           Kelvin J. Pennington
           John M. Roth

EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS

Frank J. Belatti. On August 31, 2001, we entered into an amended employment agreement, effective as of January 1, 2001, with Mr. Belatti that provides for a 2003 base salary of $575,000, an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. The initial term of the agreement ends December 31, 2004, but automatically extends for an additional year following the end of each year of employment, without further action by us or Mr. Belatti, unless we or Mr. Belatti provide written notice of non-extension to the other at least one year prior to the end of that year of employment. Mr. Belatti is entitled to receive an amount equal to two times his annual base salary plus two times the target incentive bonus for the year in which the termination occurs if Mr. Belatti’s employment is terminated without cause. If we give Mr. Belatti written notice that we will not extend his employment upon expiration of the term, Mr. Belatti may elect to receive an amount equal to two times his annual base salary plus two times the target incentive bonus for the year in which the termination occurs in lieu of continued employment. In addition, all of his unvested options would become immediately exercisable. If there is a change of control and within one year thereafter a significant reduction of or change in Mr. Belatti’s responsibilities, title or duties, Mr. Belatti may terminate his employment and receive the same severance he would have received upon a termination without cause.

Dick R. Holbrook. On August 31, 2001, we entered into an amended employment agreement, effective as of January 1, 2001, with Mr. Holbrook that provides for a 2003 base salary of $425,000, an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. The initial term of the agreement ends on December 31, 2004, but automatically extends for an additional year following the end of each year of employment, without further action by us or Mr. Holbrook, unless we or Mr. Holbrook provide written notice of non-extension to the other at least one year prior to the end of that year of employment. Mr. Holbrook is entitled to receive an amount equal to two times his annual base salary plus two times the target incentive bonus for the year in which the termination occurs if Mr. Holbrook’s employment is terminated without cause. If we give Mr. Holbrook written notice that we will not extend his employment upon expiration of the term, Mr. Holbrook may elect to receive an amount equal to two times his annual base salary plus two times the target incentive bonus for the year in which the termination occurs in lieu of continued employment. In addition, all of his unvested options would become immediately exercisable. If there is a change of control and within one year thereafter a significant reduction of or change in Mr. Holbrook’s responsibilities, title or duties, Mr. Holbrook may terminate his employment and receive the same severance he would have received upon a termination without cause.

Hala Moddelmog. On August 31, 2001, we entered into an amended employment agreement, effective as of January 1, 2001, with Ms. Moddelmog that provides for a 2003 base salary of $340,000, an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. The initial term of the agreement ended on December 31, 2002, but the agreement automatically extends for an additional year following the end of each year of employment, without further action by us or Ms. Moddelmog, unless we or Ms. Moddelmog provide written notice of non-extension to the other at least 30 days prior to the end of that year of employment. Ms. Moddelmog is entitled to receive an amount equal to two times her annual base salary plus two times the target incentive bonus for the year in which the termination occurs if Ms. Moddelmog’s employment is terminated without cause. If we give Ms. Moddelmog

EXECUTIVE COMPENSATION

written notice that we will not extend her employment upon expiration of the term, Ms. Moddelmog may elect to receive an amount equal to two times her annual base salary plus two times the target incentive bonus for the year in which the termination occurs in lieu of continued employment. In addition, all of her unvested options would become immediately exercisable. If there is a change of control and within one year thereafter a significant reduction in Ms. Moddelmog’s responsibilities or duties, Ms. Moddelmog may terminate her employment and receive the same severance she would have received upon a termination without cause.

Allan J. Tanenbaum. On January 1, 2001, we entered into an employment agreement with Mr. Tanenbaum that provides for a 2003 base salary of $320,000, an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. The initial term of the agreement ended on January 1, 2003, but the agreement automatically extends for an additional year following the end of each year of employment, without further action by us or Mr. Tanenbaum, unless we or Mr. Tanenbaum provide written notice of non-extension to the other at least 30 days prior to the end of that year of employment. Mr. Tanenbaum is entitled to receive an amount equal to two times his annual base salary plus two times the target incentive bonus for the year in which the termination occurs if Mr. Tanenbaum’s employment is terminated without cause. If we give Mr. Tanenbaum written notice that we will not extend his employment upon expiration of the term, Mr. Tanenbaum may elect to receive an amount equal to two times his annual base salary plus two times the target incentive bonus for the year in which the termination occurs in lieu of continued employment. In addition, all of his unvested options would become immediately exercisable. If there is a change of control and within one year thereafter a significant reduction in Mr. Tanenbaum’s responsibilities or duties, Mr. Tanenbaum may terminate his employment and receive the same severance he would have received upon a termination without cause.

Chris Elliot. On January 27, 2003, we entered into an employment agreement with Mr. Elliot that provides for a 2003 base salary of $260,000, an annual incentive bonus that is based on our achievement of certain performance targets, fringe benefits and participation in our benefit plans. The initial term of the agreement ends on January 27, 2005, but the agreement automatically extends for an additional year following the end of each year of employment, without further action by us or Mr. Elliot, unless we or Mr. Elliot provide written notice of non-extension to the other at least 30 days prior to the end of that year of employment. Mr. Elliot is entitled to receive an amount equal to two times his annual base salary plus two times the target incentive bonus for the year in which the termination occurs if Mr. Elliot’s employment is terminated without cause. If we give Mr. Elliot written notice that we will not extend his employment upon expiration of the term, Mr. Elliot may elect to receive an amount equal to two times his annual base salary plus two times the target incentive bonus for the year in which the termination occurs in lieu of continued employment. In addition, all of his unvested options would become immediately exercisable. If there is a change of control and within one year thereafter a significant reduction in Mr. Elliot’s responsibilities or duties, Mr. Elliot may terminate his employment and receive the same severance he would have received upon a termination without cause.

AUDIT COMMITTEE REPORT AND

AUDIT FEES

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the board of directors?

The members of the committee are Carolyn Hogan Byrd, who is the Chair, Kelvin J. Pennington and R. William Ide, III.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter adopted by our board that sets forth the responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee charter is available on our website at www.afce.com.

What is the relationship between the Audit Committee, AFC’s management and the independent auditors?

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. AFC’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to assist the board of directors in its oversight of these processes. However, the Audit Committee is not professionally engaged in the practice of accounting or auditing and its members are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2003?

The Audit Committee has:

•	reviewed and discussed the audited financial statements with AFC’s management and internal auditors; and

•	discussed with KPMG LLP, independent auditors for AFC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Has the Audit Committee considered the independence of AFC’s auditors?

The Audit Committee has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the committee has discussed with KPMG LLP that firm’s independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2003?

Based upon discussions with management, internal auditors and the independent auditors, the Audit Committee recommended to the board of directors that the audited consolidated financial statements for AFC be included in AFC’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003 for filing with the SEC.

AUDIT COMMITTEE REPORT AND
AUDIT FEES

Has the Audit Committee reviewed the fees paid to the independent auditors?

The Audit Committee has reviewed and discussed the fees paid to KPMG LLP during fiscal 2002 and fiscal 2003 for audit and non-audit services, which are set forth in this proxy statement under “Fees Paid to Independent Auditors,” and has determined that the provision of the non-audit services are compatible with the firm’s independence.

Is the Audit Committee required to pre-approve all services provided by the independent auditors?

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent auditors and will not approve any services that are not permitted by SEC rules.

Who prepared this report?

This report has been furnished by the members of the Audit Committee:

        Carolyn Hogan Byrd, Chair

        Kelvin J. Pennington
        R. William Ide, III

AUDIT COMMITTEE INDEPENDENCE

Each member of the Audit Committee is independent within the meaning of the applicable SEC and Nasdaq National Market rules.

INDEPENDENT AUDITORS FOR 2004

Our Audit Committee has appointed KPMG LLP to continue as our independent auditors for fiscal 2004. A representative from KPMG LLP is expected to attend the 2004 annual shareholders meeting and be available to respond to questions from shareholders.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

Aggregate fees and expenses for our 2003 annual audit and quarterly reviews were approximately $2,200,000. Aggregate fees and expenses for our 2002 annual audit, re-audits of 2001 and 2000, the review of financial statements filed on Forms 10-Q in 2002, services rendered in connection with a registration statement were approximately $8,652,000.

Audit-Related Fees

KPMG did not perform any audit-related services for us in 2003 or 2002.

Tax Fees

Aggregate fees and expenses for tax services were approximately $603,000 and $324,000 for 2003 and 2002, respectively. These fees were principally related to tax compliance and tax advice on depreciation, escheat compliance and state tax consulting matters.

All Other Fees

None.

CORPORATE GOVERNANCE AND

NOMINATING COMMITTEE

R. William Ide, III is the chairman and John M. Roth and Peter Starrett are members of our Corporate Governance and Nominating Committee. We have posted the Corporate Governance and Nominating Committee’s charter on our website at www.afce.com. Our board of directors has determined that all members of the Committee are independent according to the applicable Nasdaq National Market rules.

The purpose of the Corporate Governance and Nominating Committee is (1) to identify individuals qualified to become members of our board of directors and to recommend to the board of directors nominees for election in connection with our annual meeting of shareholders, (2) to develop and recommend to the board of directors our Principles of Corporate Governance and to take a leadership role in shaping our corporate governance policies, (3) to make recommendations to the board of directors with respect to our strategic plans and (4) such other responsibilities and duties as may, from time to time, be delegated to the Committee by the board of directors.

One responsibility of the Corporate Governance and Nominating Committee is to establish criteria for evaluating persons to be nominated for election to our board of directors and its committees. Under the Corporate Governance and Nominating Committee Charter, these criteria include, at a minimum, the depth of a candidate’s experience and availability, the balance of his or her business interests and experience and the need for any required expertise on our board of directors or one of its committees. Furthermore, the Principles of Corporate Governance adopted by our board of directors provide that independent directors should be persons with broad training, knowledge and experience in business, finance, education, government or other professions or vocations who have earned distinction in their chosen fields, and those Principles of Corporate Governance also provide that the composition of our board of directors should reflect ethnic and gender diversity. The Corporate Governance and Nominating Committee considers all of these criteria in selecting nominees and in the future may establish additional minimum criteria for nominees.

The Corporate Governance and Nominating Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome future nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to our board of directors may do so by submitting a written recommendation to AFC Enterprises, Inc., Attention: Corporate Secretary, Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any) for the Committee to consider. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a shareholder.

The Corporate Governance and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether our board of directors or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers nominees identified by the Committee, other directors, our executive officers and shareholders, and in the future the Committee may engage a third party search firm to assist in identifying candidates. This consideration includes determining whether a candidate qualifies as “independent” under the various

CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE

standards applicable to the board of directors and its committees.

The Corporate Governance and Nominating Committee then selects nominees to recommend to our board of directors, which considers and makes the final selection of director nominees and directors to serve on its committees.

The Corporate Governance and Nominating Committee’s responsibilities also include:

•	Acting upon requests by our officers to serve on outside boards of directors;

•	Considering suggestions by our Chairman of the Board of Directors for directors to serve on board committees, including the chair of each committee, and recommending to the board of directors the members and chair of all standing committees;

•	Recommending the duties that will be in the charter of any new standing committee of our board of directors;

•	Annually developing and overseeing an evaluation of our full board of directors and individual members of our board of directors by collecting comments and evaluations from each director and any other constituents the Committee deems relevant to such assessment;

•	Reviewing and monitoring the business risks to our strategies;

•	Reviewing director compliance with stock ownership policies and guidelines;

•	Assisting our board of directors with development of responsibilities of directors, including basic duties and responsibilities with respect to attendance at board meetings and advance review of meeting materials;

•	Establishing and maintaining a director orientation program for new directors;

•	Developing, or making available, a continuing education program conducted for all directors;

•	Assisting our board of directors with its responsibilities for oversight of our Honor Code;

•	Reviewing our evaluation of compliance with our Honor Code;

•	Reviewing any conflicts of interest involving our officers or members of our board of directors;

•	Assisting our board of directors with oversight of our policies;

•	Periodically reviewing our report on significant litigation;

•	Reviewing the independence of each of our directors;

•	Reviewing the continued appropriateness of board membership when one of our directors changes the position he or she held when elected or appointed to the board; and

•	Making recommendations to our board of directors with respect to our strategic plans, including potential mergers, acquisitions and divestitures, as well as financing alternatives.

STOCK PERFORMANCE GRAPH

       The following stock performance graph compares the performance of our common stock to the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and a Peer Group Index. The stock price performance graph assumes an investment of $100 in our common stock at the closing price on March 2, 2001, the first date upon which our common stock was listed on the Nasdaq National Market after our initial public offering, and an investment of $100 in each of the two indexes on March 2, 2001 and further assumes the reinvestment of all dividends. We did not pay any dividends during this period. On August 18, 2003, our common stock was delisted from the Nasdaq National Market. Stock price performance for the period from March 2, 2001 through December 28, 2003 is not necessarily indicative of future results.

	March 2, 2001	December 30, 2001	December 29, 2002	December 28, 2003

AFC Enterprises, Inc.	$100	$140	$107	$98
S&P 500	$100	$94	$71	$89
Peer Group	$100	$133	$120	$149

The Peer Group Index is comprised of the following restaurant, coffee and bakery companies: Brinker International, Inc., CKE Restaurants, Inc., Darden Restaurants, Inc., Green Mountain Coffee Roasters, Inc., Jack in the Box, Inc., Krispy Kreme Doughnuts, Inc., Papa John’s International, Inc., Sonic Corp., Yum! Brands, Inc. and Wendy’s International, Inc. This Peer Group Index has been weighted by the market capitalization of each component company.

STOCK OWNERSHIP

Stock Ownership

      The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 18, 2004 by:

•	each shareholder known by us to own beneficially more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 18, 2004 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o AFC Enterprises, Inc., Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352.

      The percentages of common stock beneficially owned are based on 28,054,209 shares of common stock outstanding as of April 18, 2004.

	Shares
	Beneficially	Percentage
Name	Owned	of Class

Directors and Executive Officers:
Frank J. Belatti(1)	1,844,475	6.30%
Dick R. Holbrook(2)	788,527	2.76%
Hala Moddelmog(3)	112,821	*
Allan J. Tanenbaum(4)	49,749	*
Christopher Elliot(5)	18,831	*
Victor Arias, Jr.(6)	8,333	*
Carolyn Hogan Byrd(7)	12,333	*
R. William Ide, III(8)	7,000	*
Kelvin J. Pennington(9)	—	—
John M. Roth(10)(11)	7,517,615	26.80%
Ronald P. Spogli(10)(11)	7,517,615	26.80%
Peter Starrett(11)	14,334	*
All directors and executive officers as a group (15 persons)(12)	10,403,352	34.68%

Five Percent Shareholders:
Freeman Spogli & Co.(11)(13)	7,517,615	26.80%
Strong Financial Corporation(14)	2,718,670	9.69%
Morgan Stanley(15)	2,006,718	7.15%
Columbia Wanger Asset Management(16)	2,000,000	7.13%
FMR Corporation(17)	1,841,200	6.56%
Wellington Management Company, LLP(18)	1,656,700	5.91%

*	Less than 1% of the outstanding shares of common stock.

STOCK OWNERSHIP

(1)	Includes 1,209,472 shares of common stock issuable with respect to options exercisable within 60 days of April 18, 2004. Also includes 194,476 shares of common stock held by four irrevocable trusts established by Mr. Belatti.

(2)	Includes 558,924 shares of common stock issuable with respect to options exercisable within 60 days of April 18, 2004. Also, includes 17,775 shares of common stock held by two irrevocable trusts established by Mr. Holbrook.

(3)	Includes 89,687 shares of common stock issuable with respect to options exercisable within 60 days of April 18, 2004.

(4)	Includes 43,749 shares of common stock issuable with respect to options exercisable within 60 days of April 18, 2004. Also includes 6,000 shares of common stock held in a 401(k) plan in connection with previous employment.

(5)	Consists of 18,831 shares of common stock issuable with respect to options exercisable within 60 days of April 18, 2004.

(6)	Consists of 8,333 shares of common stock issuable with respect to options exercisable within 60 days of April 18, 2004. Mr. Arias’ business address is 1717 Main Street, Suite 5600, Dallas, Texas 75201.

(7)	Includes 8,333 shares of common stock issuable with respect to options exercisable within 60 days of April 18, 2004. Ms. Byrd’s business address is GlobalTech Financial, LLC, 2839 Paces Ferry Road, Suite 810, Atlanta, Georgia 30339.

(8)	Includes 5,000 shares of common stock issuable with respect to options exercisable within 60 days of April 18, 2004. Mr. Ide’s business address is Suite 5300, 303 Peachtree Street NE, Atlanta, Georgia 30308.

(9)	Mr. Pennington’s business address is 30 North LaSalle Street, Suite 1620, Chicago, Illinois 60602.

(10)	Messrs. Roth and Spogli are officers, directors and/or managers of entities that are general or limited partners of FS Equity Partners III, L.P., FS Equity Partners International, L.P., and FS Equity Partners IV, L.P., and may be deemed to be the beneficial owners of the 7,517,615 shares of common stock held by FS Equity Partners III, FS Equity Partners International and FS Equity Partners IV.

(11)	The business address of Freeman Spogli & Co., FS Equity Partners III, FS Equity Partners IV and Messrs. Roth, Spogli and Starrett is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

(12)	Includes 7,517,615 shares of common stock held by affiliates of Freeman Spogli & Co. and 1,942,329 shares of common stock issuable with respect to options granted to directors and executive officers that are exercisable within 60 days of April 18, 2004.

(13)	Consists of 6,471,103 shares held of record by FS Equity Partners III, 259,980 shares held of record by FS Equity Partners International and 786,532 shares held of record by FS Equity Partners IV.

(14)	Represents shares of common stock beneficially owned by Strong Capital Management, Inc. (“SCM”), a registered investment advisor, and Richard S. Strong (“RS”), the Chairman of the Board of SCM. RS and SCM have shared voting and dispositive power with respect to 2,718,670 shares. Harbour Holdings Ltd, advised by a subsidiary of SCM, owns 1,441,556 shares or 5.1%. The remaining shares are owned by various other accounts for

STOCK OWNERSHIP

which SCM acts as the investment advisor. This information is included in reliance upon a Schedule 13G filed by SCM and RS with the SEC on February 17, 2004 relating to shares of common stock reported as owned as of December 31, 2003. The address of SCM and RS is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051. The address of RS is c/o Godfrey & Kahn S.C., 780 N. Water Street, Milwaukee, WI 53202.

(15)	Represents shares of common stock beneficially owned by Morgan Stanley (“MS”) filing solely in its capacity as the parent company of, and indirect beneficial owner of securities held by one of its business units. MS has shared dispositive and shared voting power with respect to 2,006,718 shares. This information is included in reliance upon a Schedule 13G filed by MS with the SEC on February 17, 2004. The address of MS is 1585 Broadway, New York, New York 10036.

(16)	Represents shares of common stock beneficially owned by Columbia Wanger Asset Management, L.P. (“CW”), a registered investment adviser, and WAM Acquisition GP, Inc. (“WAM”) and Columbia Acorn Trust (“CT”), affiliates of CW, with whom CW is deemed to form a “group” for Schedule 13G reporting purposes. CW has shared voting power and shared dispositive power with respect to 2,000,000 shares. WAM has shared voting and shared dispositive power with respect to 2,000,000 shares. CT has shared voting and shared dispositive power with respect to 2,000,000 shares. This information is included in reliance upon a Schedule 13G filed by CW with the SEC on February 17, 2004. The address of CW, CT and WAM is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(17)	Represents shares of common stock beneficially owned by FMR Corp. (“FMR”) and Edward C. Johnson 3d and Abigail P. Johnson, affiliates of FMR, with whom FMR is deemed to form a “group” for Schedule 13G reporting purposes. FMR has sole voting power with respect to 221,700 shares and sole dispositive power with respect to 1,841,200 shares. FMR is the parent of Fidelity Management & Research Company, a registered investment adviser that owns 1,619,500 shares as a result of acting as investment adviser to various registered investment companies. This information is included in reliance upon a Schedule 13G filed by FMR with the SEC on February 17, 2004. The address of FMR is 82 Devonshire Street, Boston Massachusetts, 02109.

(18)	Represents shares of common stock beneficially owned by Wellington Management Company, LLP (“WMC”), a registered investment advisor. WMC in its capacity as investment advisor, may be deemed to beneficially own the 1,656,700 shares of common stock held of record by clients of WMC and has shared voting power with respect to 911,400 of the shares and shared dispositive power with respect to all 1,656,700 shares. This information is included in reliance upon a Schedule 13G filed by WMC with the SEC on February 12, 2004 relating to shares of common stock owned as of December 31, 2003. The address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.

GENERAL

Compensation Committee Interlocks and Insider Participation

For fiscal 2003, the People Services (Compensation) Committee established the compensation for all our executive officers. No member of the People Services (Compensation) Committee was an officer or employee of AFC or any of its subsidiaries during fiscal 2003 or any prior year. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any member of our People Services (Compensation) Committee is an executive officer.

Related Party Transactions

In 1996, we loaned to Messrs. Belatti, Holbrook and Gerald J. Wilkins, our former chief financial officer, and Ms. Moddelmog, all of whom were executive officers, approximately $2.0 million, $1.0 million, $22,000 and $52,000, respectively, in order to pay personal withholding income tax liabilities incurred as a result of executive compensation awards earned in 1995 and that we paid using shares of our common stock. In 1997, we loaned to Messrs. Belatti and Holbrook an additional $94,000 and $45,000 related to these tax liabilities. Each person issued to us a full recourse promissory note for the amount borrowed. Each note bore simple interest at a rate of 6.25% per annum. Principal and interest on each note was due and payable on December 31, 2003. The notes were secured by shares of common stock owned by these individuals. During 2003, the largest aggregate amount due from Messrs. Belatti, Holbrook and Wilkins and Ms. Moddelmog under these notes was $3,070,306, $1,524,273, $32,564 and $76,604, respectively. As of December 31, 2003, Messrs. Belatti, Holbrook and Wilkins and Ms. Moddelmog had repaid these notes.

In October 1998, we sold 1,863,802 shares of our common stock to a number of existing shareholders and option holders at a purchase price of $11.625 per share. Messrs. Belatti, Holbrook, Wilkins and Jon Luther, the former president of Popeyes and an executive officer of AFC, purchased 86,022, 8,603, 10,000 and 3,334 shares of common stock, respectively, for a purchase price of approximately $1.0 million, $100,000, $116,000 and $39,000, respectively. Messrs. Belatti, Holbrook, Wilkins and Luther borrowed from us $750,000, $75,000, $87,000 and $29,000, respectively, to finance the purchase of a portion of these shares. Each person issued to us a full recourse promissory note for the amount borrowed. Each note bears simple interest at a rate of 7.0% per annum. Principal and interest on each note is due and payable on December 31, 2005. The notes are secured by shares of common stock owned by these individuals. During 2003, the largest aggregate amount due from Messrs. Belatti, Holbrook, Wilkins and Luther under these notes was $1,024,878, $102,480, $119,139 and $39,280, respectively. As of April 18, 2004, the outstanding principal balance plus accrued interest due from Messrs. Belatti, Holbrook and Wilkins under these notes was $1,040,557, $104,048 and $120,962, respectively. As of April 18, 2004, Mr. Luther had repaid this note.

In June 1999, Mr. Wilkins purchased 21,334 shares of common stock from one of our former employees. We loaned Mr. Wilkins approximately $181,000 to purchase a portion of these shares. Mr. Wilkins issued to us a full recourse promissory note for the amount borrowed. The note bears simple interest at a rate of 7.0% per annum, and principal and interest is due and payable on December 31, 2005. The note is secured by shares of common stock owned by Mr. Wilkins. During 2003, the largest aggregate amount due from Mr. Wilkins on this note was $238,410. As of April 18, 2004, Mr. Wilkins had repaid this note.

In October 1999, Mr. Wilkins purchased 14,627 shares of common stock from one of our former employees. We loaned Mr. Wilkins approximately $135,000 to purchase a portion of

GENERAL

the shares. Mr. Wilkins issued to us a full recourse promissory note for the amount borrowed. The note bears simple interest at a rate of 7.0% per annum. Principal and interest is due and payable on December 31, 2005. The note is secured by shares of common stock owned by Mr. Wilkins. During 2003, the largest aggregate amount due from Mr. Wilkins on this note was $175,186. As of April 18, 2004, the outstanding principal balance plus accrued interest due from Mr. Wilkins under this note was $178,008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during 2003, all of our directors, executive officers and greater than 10% beneficial owners complied with these requirements.

Shareholder Proposals

To be considered for inclusion in the proxy statement for our 2005 Annual Meeting, shareholder proposals, including the nomination of a director, must be submitted in writing by a reasonable time prior to the mailing of the proxy statement for the 2005 Annual Meeting. The persons appointed by our board as proxy holders for the 2005 Annual Meeting will have the right to exercise discretionary voting authority on any shareholder proposal that is not included in the proxy statement for the 2005 Annual Meeting, but is instead sought to be presented directly at the 2005 Annual Meeting, if:

(1)	we receive notice of the proposal a reasonable time prior to the mailing of the proxy statement for the 2005 Annual Meeting and advise shareholders in the proxy statement for that meeting about the nature of the matter and how the proxy holders intend to vote on such matter, and the proponent of the proposal does not issue its own proxy statement; or

(2)	we do not receive notice of the proposal a reasonable time prior to the mailing of the proxy statement for the 2005 Annual Meeting.

All written proposals should be submitted to AFC Enterprises, Inc., Attention: Corporate Secretary, Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352.

Shareholder Communications with our Board of Directors

Our board of directors has adopted a formal process by which shareholders may communicate with our board. Shareholders who wish to communicate with our board of directors may do so by sending written communications addressed to the Office of General Counsel of AFC Enterprises, Inc., Attention: Board of Directors, Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and associates may solicit proxies by telephone or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy

GENERAL

materials to our shareholders so they can vote their shares.

Availability of Form 10-K/A and Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers and other nominees for the benefit of their beneficial owners of record.

Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K/A for the fiscal year ended December 28, 2003 (not including documents incorporated by reference), are available without charge to shareholders upon written request to AFC Enterprises, Inc., Attention: Investor Relations, Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352, by calling (770) 391-9500 or are on our website at www.afce.com.

Admission Card

You should bring this Admission Card to the Annual Meeting to be admitted. Only the shareholder whose name appears on this card will be admitted. Due to space limitations, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 A.M.

AFC ENTERPRISES, INC.

2004 ANNUAL SHAREHOLDERS MEETING
MONDAY, JULY 19, 2004, 10:00 A.M., LOCAL TIME
THE CROWNE PLAZA RAVINIA HOTEL
ATLANTA, GEORGIA

Detach and return Proxy Card; retain Admission Card

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AFC ENTERPRISES, INC.

       The undersigned hereby appoints Frank J. Belatti and Dick R. Holbrook, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of AFC Enterprises, Inc. that the undersigned would be entitled to vote on the matters described in the accompanying Proxy Statement and Notice of 2004 Annual Shareholders Meeting, receipt of which is hereby acknowledged, and upon any other business which may properly come before the Annual Meeting to be held at The Crowne Plaza Ravinia Hotel, Atlanta, Georgia, on Monday, July 19, 2004 at 10:00 a.m., local time, or any adjournment thereof.

    The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment thereof. The proxies will vote as the Board of Directors recommends where a choice has not been specified. If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The proxies cannot vote your shares unless you sign, date and return this proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR ITEMS 1 AND 2

Please mark your votes as
indicated in this example: ☒

1.	Election of Directors.

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS

Nominees:	(01)	Victor Arias, Jr.	(02)	Frank J. Belatti	(03)	Carolyn Hogan Byrd
	(04)	Dick R. Holbrook	(05)	R. William Ide, III	(06)	Kelvin J. Pennington
	(07)	John M. Roth	(08)	Ronald P. Spogli	(09)	Peter Starrett

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “EXCEPTIONS” box and write that nominee’s name on the space provided below.)

             *EXCEPTIONS:

2.	Approval of Amendment to Bylaws to Remove the Requirement that AFC Have an Odd Number of Directors.

☐	FOR	☐	AGAINST	☐	ABSTAIN

(Continued and to be dated and signed on reverse side)

Detach and return Proxy Card; retain Admission Card

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     Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the shareholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.

Dated:	, 2004

Signature

Signature

This proxy, if properly executed and delivered, will revoke all prior proxies.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD IN THE ACCOMPANYING ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.